Exhibit 8.1

DLA Piper Weiss-Tessbach Rechtsanwälte GmbH Schottenring 14 1010 Vienna AUSTRIA T +43 1 531 78 0 F +43 1 533 52 52 W www.dlapiper.com

Nabriva Therapeutics AG Leberstraße 20 1110 Vienna Austria Nabriva Therapeutics plc Fitzwilliam Square 56 Dublin 2 Ireland	Our reference ALF/STH/RW/912377/217086/ATM/4123847.1 Partner/Attorney Franz Althuber / Stefan Holzer E-mail franz.althuber@dlapiper.com stefan.holzer@dlapiper.com 18 May 2017

Tax Opinion to Registration Statement

Ladies and Gentlemen,

We have acted as Austrian tax counsel to Nabriva Therapeutics AG (“Nabriva AG”), a stock corporation (Aktiengesellschaft) organized under the laws of Austria, and Nabriva Therapeutics plc (“Nabriva Ireland”), a public limited company organized under the laws of Ireland, in connection with the proposed Exchange Offer as described in the registration statement on Form S-4 filed by Nabriva Ireland (“REGISTRATION STATEMENT”) with the U.S. Securities and Exchange Commission (“SEC”) under the Securities Act of 1933 (“Securities Act”) including its exhibits. Pursuant to the Exchange Offer to be made by Nabriva Ireland, ordinary shares of Nabriva Ireland (“Nabriva Ireland Shares”) will be offered to holders of common shares of Nabriva AG (“Nabriva AG Common Shares”) and to holders of American depositary shares of Nabriva AG (“Nabriva AG ADSs”). For each Nabriva AG Common Share tendered in the Exchange Offer, the holder will receive ten Nabriva Ireland Shares, and for each Nabriva AG ADS tendered in the Exchange Offer, the holder will receive one Nabriva Ireland Share.

You have requested our opinion concerning the statements of legal conclusions in the Registration Statement contained under the heading “MATERIAL TAX CONSEQUENCES” under the sub-heading “Material Austrian Income Tax Consequences”.

1.                                     SCOPE OF OPINION

1.1                              This opinion is based upon and confined to the tax laws of Austria presently in force, as currently applied and construed by the tax authorities and courts in Austria. This opinion does not relate to facts or laws or to the interpretation of laws after the date hereof and we do not assume any obligation to update this opinion or to inform you of any changes to facts or laws. Please note that such changes may have retrospective or retroactive effect. We have made no investigation of and this opinion does not address the laws of any jurisdiction other than Austria. This opinion is subject to Austrian law.

DLA Piper Weiss-Tessbach Rechtsanwälte GmbH is part of DLA Piper, a global law firm, operating through various separate and distinct legal entities.

DLA Piper Weiss-Tessbach Rechtsanwälte GmbH is registered with the Austrian Companies Register under registered number FN 239958f (Commercial Court Vienna).

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1.2                              We have not been asked to render and we do not express any opinion or advice regarding the commercial value of the transaction discussed in this opinion to any corporation, partnership, entity or individual. Also we cannot and we do not advise on any of the financial aspects, risks and benefits of this transaction and nothing in this opinion shall be implied to this effect.

1.3                              This opinion exclusively deals with the Austrian tax position of holders of Nabriva AG Common Shares and of holders of Nabriva AG ADSs under Austrian tax law as described in the REGISTRATION STATEMENT under the heading “MATERIAL TAX CONSEQUENCES” under the sub-heading “Material Austrian Income Tax Consequences”. This opinion does not relate to any other issue or element of the overall transaction.

2.                                     OPINION DOCUMENTS

For the purposes of this opinion we have exclusively reviewed and relied on the REGISTRATION STATEMENT including its exhibits (“OPINION DOCUMENTS”).

3.                                     ASSUMPTIONS

In giving this opinion we have assumed:

3.1                              The facts as laid out in the OPINION DOCUMENTS are true and correct.

3.2                              The respective parties to the OPINION DOCUMENTS and all corporations, partnerships, entities or individuals having obligations thereunder have acted and will act in all respects at all relevant times in conformity with the requirements and provisions of the OPINION DOCUMENTS.

3.3                              Holders of Nabriva AG Common Shares and of holders of Nabriva AG ADSs are the beneficial owners (wirtschaftliche Eigentümer) within the meaning of section 24 paragraph 1 of the Austrian Federal Fiscal Code (Bundesabgabenordnung) of the respective underlying shares and of dividends paid under such underlying shares.

4.                                     OPINION STATEMENT

Based upon the foregoing and subject to the qualifications set out below, subject to the qualifications, assumptions and limitations stated in the REGISTRATION STATEMENT and subject to matters not disclosed to us, we are of the opinion that the legal statements set forth under the heading “MATERIAL TAX CONSEQUENCES” under the sub-heading “Material Austrian Income Tax Consequences”, insofar as such statements discuss the material Austrian tax consequences for holders of Nabriva AG Common Shares and of holders of Nabriva AG ADSs represent our opinion with respect to and limited to the matters referred to therein.

5.                                     WHO MAY RELY ON THIS OPINION

This opinion is given solely to Nabriva AG and Nabriva Ireland and solely in connection with the OPINION DOCUMENTS. It may not be relied upon by any other corporation, partnership, entity or individual or used for any other purpose. The opinion shall not create third party rights pursuant to section 881 and 882 of the Austrian Civil Code (Allgemeines bürgerliches Gesetzbuch) (Vertrag zu Gunsten Dritter) or rights for the benefit of third parties (Vertrag mit Schutzwirkung zu Gunsten Dritter) or any other laws of Austria or any other country.

This opinion is rendered under the condition that the competent courts of Vienna, Austria, shall have exclusive jurisdiction in connection with any disputes arising in connection with or in relation to this opinion.

We agree that copies of this opinion may be made available to the SEC who, we understand, wishes to know that an opinion has been given and to be made aware of its terms. However, the SEC may not rely on this opinion in any way for its own benefit or for that of any other corporation, partnership, entity or individual.

Apart from the above, we do not assume any liability towards corporations, partnerships, entities or individuals to whom this opinion is not addressed or who may not expressly rely thereon. We hereby consent to the filing of this opinion as an exhibit to the REGISTRATION STATEMENT and to the use of our name under the caption “Legal Matters” in the REGISTRATION STATEMENT.

Sincerely

/s/ Franz Althuber

FRANZ ALTHUBER
Partner
DLA Piper Weiss-Tessbach Rechtsanwälte GmbH